EXHIBIT 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

FOR IMMEDIATE RELEASE	CONTACT: Paul E. Freiman, President & CEO
Jonathan R. Wolter, Vice President & CFO
Neurobiological Technologies, Inc.
(510) 595-6000

Cheryl Schneider, VP – Investor Relations
Porter, Le Vay & Rose, Inc.
(212) 564-4700

NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS

THIRD QUARTER RESULTS

Emeryville, California, May 10, 2006 — Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced a net loss of $3,863,000, or $0.13 per share, basic and diluted, for its third quarter ended March 31, 2006. This compares to a net loss of $3,461,000, or $0.13 per share, basic and diluted, for the quarter ended March 31, 2005.

The Company reported its highest historic quarterly revenues of $4,605,000 in the quarter ended March 31, 2006. This represents an increase of $3,840,000 compared to revenues of $765,000 in the same quarter of 2005. Revenues in the quarter ended March 31, 2006 consisted of our quarterly recognition of $1,375,000 from the sale of our rights and interests in XERECEPT®, $1,366,000 from royalty fees from the commercial sales of Memantine by Merz Pharmaceuticals GmbH (Merz) and its marketing partners in the United States and certain European countries, and $1,864,000 from the reimbursement of the direct expenses incurred for administering the Phase III clinical trials for XERECEPT in the United States. We earned royalty fee revenue of $765,000 from the commercial sales of Memantine by Merz and its marketing partners in the United States and certain European countries during the quarter ended March 31, 2005.

Paul E. Freiman, president and chief executive officer stated, “This new peak in our revenue stream is not unexpected and reflects actions that we have taken over the past few years. We are on plan. This quarter also happily reflects the upturn in activities associated with our global Phase III trial for Viprinex™. The need for effective treatment in ischemic stroke, allowing for an extended treatment window, is compelling. We have taken on a large project but have the experience and vigor to complete our task from both an ethical and regulatory prospective. Our team is buoyed-up by the expansion of our tasks on the global stage, and we are fully engaged in seeking to successfully develop Viprinex for this unmet medical need.”

Research and development expenses were $7,215,000 in the quarter ended March 31, 2006, of which $1,864,000 were XERECEPT development expenses reimbursed by Celtic Pharmaceutical Holdings, L.P. (Celtic). Research and development expenses of $7,215,000 increased by $4,080,000 compared to expenses of $3,135,000 in the same quarter of 2005. The increase in research and development expenses of $4,080,000 resulted from an increase of $3,183,000 in expenses incurred for the Phase III clinical trials of Viprinex and an increase of $897,000 in expenses for the continuing Phase III clinical trials of XERECEPT.

The increase of $3,183,000 for Viprinex consisted primarily of $2,083,000 paid to clinical research organizations and consultants assisting with the trials, and included $622,000 of expenses to initiate the trials outside of the U.S., an increase in compensation and expense for stock options in the total amount of $191,000, reflecting the higher staff level required to administer the trials, and $226,000 of amortization and depreciation of intangible and tangible assets related to the acquisition of Empire Pharmaceuticals, Inc. Additionally, expenses included a payment of $1,225,000 to Nordmark Arzneimittel GmbH & Co. KG in January 2006 to establish a snake farm and purification unit for the supply of raw venom of the Malayan pit viper.

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All of these increases were partially offset by a reduction in manufacturing expense of approximately $627,000, as the manufacture of the clinical drug materials was substantially completed in prior quarters.

The increase of $897,000 for XERECEPT consisted primarily of $255,000 paid to a clinical research organization and consultants assisting with the clinical trials, $284,000 for manufacturing of clinical drug materials, $268,000 for compensation expense for increased staff to administer the clinical trials, and legal expenses of $86,000 associated with negotiating agreements with multiple clinical trial sites in the United States and Canada. Direct expenses we incur in future periods to administer the XERECEPT trials will be reimbursed by Celtic according to the Collaboration and Services Agreement between Celtic and NTI.

General and administrative expenses, which include our corporate operations in California and administrative offices in New Jersey, were $1,393,000 for the quarter ended March 31, 2006, an increase of $192,000 compared to expenses of $1,200,000 for the same period in 2005. The increase of $192,000 consisted primarily of approximately $72,000 of compensation expense, approximately $81,000 for legal fees, and approximately $30,000 in facilities rent as the Company occupied expanded space to accommodate the larger staff required for its continuing operations.

At March 31, 2006, the Company had cash, cash equivalents and investments of approximately $15,926,000, no long-term debt and $31,167,000 of deferred revenue resulting from the sale of XERECEPT to Celtic, of which $5,500,000 is short-term and $25,667,000 is long-term.

Conference Call Information

NTI will web cast its third quarter results conference today, May 10, 2006 at 10:30 a.m. ET, 7:30 a.m. PT. Dial-in number (800) 361-0912. The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. Playback of the conference call will be available from 1:30 p.m. ET on Wednesday, May 10, 2006 through 11:59 p.m. on Tuesday, May 16, 2006. Replay number: (888) 203-1112 (U.S. and Canada) and (719) 457-0820 (International) Replay access code: 6597473.

About Neurobiological Technologies, Inc.

NTI is a drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The company’s strategy is to in-license and develop early- and later-stage drug candidates that target major medical needs and which can be rapidly commercialized. NTI’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy. We anticipate that we will continue to acquire and develop late-stage neurologic drug candidates and will develop the resources to market these drugs in selected world regions. Our goal is to develop and market drug candidates in the United States, Europe and Asia and we may seek partnerships with pharmaceutical and biotechnology companies to assist us.

NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including: our dependence on third parties for the development, regulatory approval and successful commercialization of our products, the inherent risk of failure in developing product candidates based on new technologies, the risks associated with the cost of clinical development efforts, and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

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CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2006	2005	2006	2005
REVENUES
Royalty	$1,366,000	$765,000	$3,687,000	$1,977,000
Collaboration services	1,864,000	—	2,497,000	—
Technology sale	1,375,000	—	1,833,000	—

Total revenue	4,605,000	765,000	8,017,000	1,977,000
EXPENSES
Research and development	7,215,000	3,135,000	15,740,000	6,568,000
Acquired in-process research and development	—	—	3,865,000	4,251,000
General and administrative	1,393,000	1,200,000	4,744,000	3,223,000

Total expenses	8,608,000	4,335,000	24,349,000	14,042,000

Operating loss	(4,003,000)	(3,570,000)	(16,332,000)	(12,065,000)
Investment income	140,000	109,000	228,000	177,000

Operating loss before income tax	(3,863,000)	(3,461,000)	(16,104,000)	(11,888,000)

Provision for income tax	—	—	130,000	—

NET LOSS	$(3,863,000)	$(3,461,000)	$(16,234,000)	$(11,888,000)

BASIC and DILUTED NET LOSS PER SHARE	$(0.13)	$(0.13)	$(0.59)	$(0.45)

Weighted average shares used in basic and diluted net loss per share calculation	29,491,000	27,054,000	27,585,000	26,352,000

SELECTED BALANCE SHEET DATA

	March 31, 2006	June 30, 2005
	(unaudited)	(1)
Cash and cash equivalents and investments	$15,926,000	$8,506,000
Working capital	18,017,000	5,290,000
Total assets	41,759,000	17,470,000
Accumulated deficit	(75,881,000)	(59,647,000)
Stockholders’ equity	7,652,000	13,654,000

(1)	Derived from audited financial statements

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